SUB-ITEM 77E:  LEGAL PROCEEDINGS
Since February 2004, Federated
and related entities (collectively,
"Federated") have been
named as defendants in several
lawsuits, that were consolidated
into a single action in the
United States District Court for
the Western District of Pennsylvania,
 alleging excessive advisory
fees involving one of the
Federated-sponsored mutual funds.
 Without admitting the validity of
any claim, Federated reached a
final settlement with the Plaintiffs
in these cases in April 2011.